Exhibit 99.1

Drone USA Awarded $659,000 Contract to Supply the U.S. Government with Diesel Cylinder Heads

WEST HAVEN, CT – Accesswire – July 19, 2018 - Drone USA, Inc. (OTCQB: DRUS) (“Drone USA” or the “Company”), a service provider and reseller of drones and distributor of products to the U.S. Government, today announced that its subsidiary, Howco Distributing Co. (“Howco”), received a $659,000 dollar contract to supply the U.S. Government with diesel cylinder heads.

Michael Bannon, Drone USA’s Chief Executive Officer, commented: “Melissa worked hard on this contract and it paid off. I love managing the Howco employees; they know and embrace where we are heading.”

Matt Wiles, Howco’s VP of Business Operations, stated: “Historically this is not the type of contract Howco wins, but through developing a partnership with our supplier, we are now competitive.  We expect to win many more contracts like this one because of the tenacity of our staff and a great supplier on the other end.”

Melissa Fradenburg, Howco’s Lead Estimator, stated: “This contract win gives us a real boost as we all have the same goal; help our warfighters, keep local companies busy, and further show what Howco is capable of.”

About Howco Distributing Co.

Howco Distributing, a subsidiary of Drone USA, Inc., is a premier supplier of spare and replacement parts to a wide variety of Federal Government agencies, U.S. military prime contractors and commercial customers worldwide. Founded in 1990 and located in Vancouver, Washington, Howco's services encompass bid solicitation, contract management, packaging and logistics for construction, transportation, mining and heavy equipment spare and replacement parts to customers worldwide utilizing a wide variety of supply chain solutions.  Howco was the winner of 2017 United States Department of Defense Logistics Agency’s Commander’s Choice Supplier Award and the 2012 United States Department of Defense Logistics Agency’s Bronze Supplier Award.

About Drone USA, Inc.

Drone USA, Inc. (OTCQB: DRUS), headquartered in West Have, CT., is a service provider and reseller of drones and distributor of products to the U.S. Government. Its competitive advantage stems from offering superior service, high quality products and establishing and maintaining life-long customer friendships. Its primary markets are U.S. police, firemen, U.S. industry and the U.S. Government.

Forward-Looking Statements

Certain statements in this press release may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections of matters that affect revenue, operating expenses or net earnings; projections of growth; and assumptions relating to the foregoing. Such forward-looking statements are generally qualified by terms such as: “plans, “anticipates,” “expects,” “believes” or similar words. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or qualified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information. These factors are discussed in greater detail in our Form 10 filed with the U.S. Securities and Exchange Commission.

Contacts:

Michael Bannon

Chief Executive Officer

mike@droneusainc.com

Hayden IR

Investor Relations

(917) 658-7878

hart@haydenir.com

16 Hamilton Street, West Haven CT 06516